UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2014

NEW YORK & COMPANY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	1-32315 (Commission File Number)	33-1031445 (IRS Employer Identification No.)

450 West 33rd Street
5th Floor
New York, New York 10001
(Address of principal executive offices, including zip code)

(212) 884-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 24, 2014, Lerner New York, Inc., Lernco, Inc. and Lerner New York Outlet, Inc., wholly-owned indirect subsidiaries of New York & Company, Inc., entered into a Fourth Amended and Restated Loan and Security Agreement (the “Loan Agreement”) with Wells Fargo Bank, National Association, as Agent and Term Loan Agent and the lenders party thereto. The obligations under the Loan Agreement are guaranteed by New York & Company, Inc. (the “Company”) and its other subsidiaries. The Loan Agreement amended and restated the Third Amended and Restated Loan and Security Agreement (the “Existing Agreement”), dated August 10, 2011, among Lerner New York, Inc., Lernco, Inc., and Lerner New York Outlet, Inc. as borrowers, together with Wells Fargo Bank, National Association, as Agent and the lenders party thereto, as amended. The Existing Agreement was scheduled to mature on August 10, 2016. All capitalized terms used herein without definition have the meanings ascribed to such terms in the Loan Agreement.

The amendments to the Existing Agreement provide for, but are not limited to: (i) an extension of the term of the revolving credit facility to October 24, 2019; (ii) a reduction of interest rates related to the revolving credit facility (see below); (iii) a reduction of certain fees related to the revolving credit facility (see below); and (iv) a $15 million, 5-year term loan, bearing interest at the Adjusted Eurodollar Rate plus 4.50% (the “Term Loan”). The Company plans to use the proceeds from the Term Loan to pay for costs associated with the moving and build-out of its new corporate headquarters at 330 West 34th Street, New York, New York.

The revolving borrowing availability under the revolving credit facility remains unchanged, providing the Company with up to $100 million of credit, consisting of a $75 million revolving credit facility (which includes a sub-facility for issuance of letters of credit up to $45 million) with a fully committed accordion option that allows the Company to increase the revolving credit facility up to $100 million or decrease it to a minimum of $60 million, subject to certain restrictions. The maximum borrowing availability under the Company’s revolving credit facility also remains unchanged and is determined by a monthly borrowing base calculation based on applying specified advance rates against inventory and certain other eligible assets. Under the Loan Agreement, the Company continues to be subject to a Minimum Excess Availability covenant of $7.5 million. The Loan Agreement contains other covenants and conditions, including restrictions on the Company’s ability to pay dividends on its common stock, prepay the Term Loan, incur additional indebtedness and to prepay, redeem, defease or purchase other debt. Subject to such restrictions, the Company may incur more debt for working capital, capital expenditures, stock repurchases, acquisitions and for other purposes.

Under the terms of the Loan Agreement, the interest rates applicable to Revolving Loans have been reduced and Revolving Loans now bear interest, at the Company’s option, either at a floating rate equal to the Adjusted Eurodollar Rate plus a margin of between 1.50% and 1.75% per year for Eurodollar Rate Loans or a floating rate equal to the Prime Rate plus a margin of between 0.50% and 0.75% per year for Prime Rate Loans, depending upon the Company’s Average Compliance Excess Availability. The fees the Company pays to the Lenders under the revolving credit facility have also been reduced and now the Company pays a monthly fee on outstanding commercial letters of credit at a rate of between 0.75% and 0.875% per year and on standby letters of credit at a rate of between 1.50% and 1.75% per year, depending upon the Company’s Average Compliance Excess Availability, plus a monthly fee on a proportion of the unused commitments under the revolving credit facility at a rate of 0.25% per year.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 Entry into a Material Definitive Agreement is incorporated herein  by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW YORK & COMPANY, INC.

/s/ Sheamus Toal
Date: October 30, 2014	Name:	Sheamus Toal
	Title:	Executive Vice President and
Chief Financial Officer